UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2018 (May 7, 2018)

Rockies Region 2006 Limited Partnership

(Exact name of registrant as specified in its charter)

West Virginia (State or other jurisdiction of incorporation or organization)	000-52787 (Commission File Number)	20-5149573 (I.R.S. Employer Identification Number)

1775 Sherman Street, Suite 3000

Denver, Colorado 80203

Registrant’s telephone number, including area code: (303) 860-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 7, 2018, PDC Energy, Inc., the managing general partner of the registrant, entered into an agreement with Bridgepoint Consulting LLC (“Bridgepoint”). Bridgepoint has designated Karen Nicolaou to serve as “Responsible Party” for the Partnership. The Responsible Party will make all material decisions regarding the registrant. Pursuant to the agreement, the Responsible Party will have the power, among other things, to analyze potential restructuring and divestiture options, including but not limited to filing bankruptcy. Ms. Nicolaou has more than 20 years of experience in providing restructuring advisory services and has previously served as Responsible Party for other Partnerships. In her capacity as Responsible Party, Ms. Nicolaou will have the authority to, among other things, explore options for divesting of assets of the registrant, enter into and execute definitive documents to effect such transactions, or other material Partnership actions as well as analyze the books and records of the registrant.

Under the agreement, the registrant will compensate Bridgepoint based on hourly rates ranging from $80 to $425 per hour.  Upon completion of any sale of the registrant’s assets and any other transaction that results in cash being distributed to the registrant’s limited partners, Bridgepoint will be entitled to a fee equal to 3% of the first $1.0 million of proceeds from the transaction and 2% of any proceeds in excess of that amount.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated by reference herein to the extent required.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2018

Rockies Region 2006 Limited Partnership
By its Managing General Partner
PDC Energy, Inc.

By:	/s/ Daniel W. Amidon
Daniel W. Amidon
Senior Vice President, General Counsel and Secretary of PDC Energy, Inc.

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